Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
Provident Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-49344) on Form S-8 of Provident Bancorp, Inc. of our report dated November 26, 2003, relating to the consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the September 30, 2003 Annual Report on Form 10-K of Provident Bancorp, Inc.


/s/ KPMG LLP

New York, New York
December 26, 2003


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